Exhibit 99.1

Allergan Reports 3% Increase in First Quarter 2018 GAAP Net Revenues to $3.7 Billion

-- Q1 2018 GAAP Continuing Operations Loss Per Share of $0.99; Q1 Non-GAAP Performance Net Income Per Share of $3.74 --

-- Q1 2018 GAAP Operating Loss from Continuing Operations of $654.0 Million; Q1 Non-GAAP Adjusted Operating Income from Continuing Operations of $1.76 Billion --

-- Q1 2018 GAAP Revenue Growth Powered by BOTOX®, CoolSculpting®, ALLODERM®, VRAYLAR®, LINZESS®, JUVÉDERM® Collection of Fillers and Lo LOESTRIN® --

-- Allergan Continues to Advance R&D Pipeline Including Cariprazine for Bipolar I Depression and Ubrogepant for Acute Migraine --

-- Company Raises and Narrows Full-Year 2018 GAAP Net Revenue and Non-GAAP Performance Net Income Per Share Guidance and Provides Select Second Quarter 2018 Guidance --

DUBLIN, April 30, 2018 /PRNewswire/ -- Allergan plc (NYSE: AGN) today reported its first quarter 2018 continuing operations performance. Total first quarter 2018 net revenues were $3.67 billion, a 2.8 percent increase from the prior year quarter.

FIRST QUARTER 2018 CONTINUING OPERATIONS

(unaudited; $ in millions, except per share amounts)	Q1 '18	Q1 '17	Q1 '18 v Q1 '17
Total net revenues	$3,672.1	$3,572.9	2.8%

Operating (Loss)	$(654.0)	$(906.0)	(27.8)%
Diluted EPS - Continuing Operations	$(0.99)	$(7.85)	(87.4)%
SG&A Expense	$1,095.9	$1,185.2	(7.5)%
R&D Expense	$474.7	$759.9	(37.5)%
Continuing Operations Tax Rate	70.6%	17.2%	53.4%

Non-GAAP Adjusted Operating Income	$1,759.1	$1,617.8	8.7%
Non-GAAP Performance Net Income Per Share	$3.74	$3.35	11.6%
Non-GAAP Adjusted EBITDA	$1,869.7	$1,734.2	7.8%
Non-GAAP SG&A Expense	$1,048.7	$1,105.9	(5.2)%
Non-GAAP R&D Expense	$355.8	$393.9	(9.7)%
Non-GAAP Continuing Operations Tax Rate	14.1%	13.2%	0.9%

Executive Commentary
"2018 is off to a strong start for Allergan with our first quarter results demonstrating solid execution on all fronts, including the R&D pipeline. Allergan is clearly focused on strong operational performance and disciplined capital allocation," said Brent Saunders, Chairman and CEO of Allergan. "Allergan revenues grew 3 percent driven by a 13 percent increase in our core business amid exclusivity challenges for older products, and our tight expense management enabled maintenance of strong margins. We drove strong cash flow, continued to pay down debt to further de-lever our balance sheet while accelerating and completing our $2 billion share repurchase program."

"Our team has continued to drive development of the R&D pipeline and we have achieved several key milestones, including delivering two positive pivotal phase 3 studies for Ubrogepant in acute migraine and the third positive pivotal study for VRAYLAR® in bipolar depression. This is just the beginning of the clinical data read-outs and pipeline accomplishments we expect to achieve this year. I thank our 17,000 global colleagues for their important work in delivering innovation for patients and I'm extremely proud of their commitment to making Allergan BOLD For Life," added Saunders.

First Quarter 2018 Performance
GAAP operating loss from continuing operations in the first quarter 2018 was $654.0 million, including the impact of amortization and in-process research and development (R&D) impairments. Non-GAAP adjusted operating income from continuing operations in the first quarter of 2018 was $1.76 billion, an increase of 8.7 percent versus the prior year quarter.

Operating Expenses
Total GAAP Selling, General and Administrative (SG&A) Expense was $1.10 billion for the first quarter 2018, compared to $1.19 billion in the prior year quarter. Total non-GAAP SG&A expense decreased to $1.05 billion for the first quarter 2018, compared to $1.11 billion in the prior year period, driven in large part by a reduction in selling and marketing spending, including the impact of previous restructurings. GAAP R&D investment for the first quarter of 2018 was $474.7 million, compared to $759.9 million in the first quarter of 2017. The first quarter of 2017 was impacted by R&D milestone and acquisition charges of $291.1 million versus $113.4 million in the first quarter of 2018. Non-GAAP R&D investment for the first quarter 2018 was $355.8 million, a decrease of 9.7 percent over the prior year quarter, due to reprioritization of R&D programs.

Asset Sales & Impairments, Net and In-Process R&D Impairments
The Company recorded impairment charges of $535.1 million in the three months ended March 31, 2018, primarily due to an impairment of the Company's RORyT IP-R&D project for its Psoriasis indication. The Company excludes asset sales and impairments, net and in-process research and development impairments from its Non-GAAP performance net income attributable to shareholders as well as Adjusted EBITDA and Adjusted Operating Income.

Amortization, Other Income (Expense) Net, Tax and Capitalization
Amortization expense from continuing operations for the first quarter 2018 was $1.70 billion, compared to $1.74 billion in the first quarter of 2017. The Company's GAAP continuing operations tax rate was 70.6 percent in the first quarter of 2018. The Company's non-GAAP adjusted continuing operations tax rate was 14.1 percent in the first quarter 2018. As of March 31, 2018, Allergan had cash and marketable securities of $2.0 billion and outstanding indebtedness of $26.6 billion.

FIRST QUARTER 2018 BUSINESS SEGMENT RESULTS

U.S. Specialized Therapeutics
U.S. Specialized Therapeutics net revenues grew 6.5 percent in the first quarter of 2018 from the prior year quarter to $1.58 billion, driven primarily by the addition of ALLODERM® and CoolSculpting®, as well as growth in BOTOX®, offset in part by decreased revenues in Medical Dermatology. Segment gross margin for the first quarter of 2018 was 91.5 percent, also impacted by CoolSculpting® and a full quarter of Regenerative Medicine. Segment contribution for the first quarter 2018 remained strong at $1.08 billion, an increase of 6.2 percent versus the prior year quarter.

Medical Aesthetics

  Facial Aesthetics
    BOTOX® Cosmetic net revenues rose 7.0 percent in the first quarter of 2018 from the prior year quarter to $196.7 million.
    JUVÉDERM® Collection (defined as JUVÉDERM®, VOLUMA® and other fillers) net revenues in the first quarter of 2018 were $122.8 million, up 2.5 percent versus the prior year quarter.
    U.S. sales of BOTOX® Cosmetic and JUVÉDERM® Collection were impacted by buying patterns in the quarter, as anticipated.
  Regenerative Medicine
    ALLODERM® net revenues in the first quarter of 2018 were $99.5 million, compared to $54.1 million in the prior year quarter. The LifeCell acquisition closed on February 1, 2017.
  Body Contouring
    CoolSculpting® net revenues (including both CoolSculpting® Systems/Applicators and Consumables) in the first quarter of 2018 were $87.1 million. The CoolSculpting® acquisition closed on April 28, 2017.

Neurosciences & Urology

  BOTOX® Therapeutic net revenues in the first quarter of 2018 were $358.5 million, an increase of 16.1 percent versus the prior year quarter, with continuing growth in the chronic migraine, overactive bladder and adult spasticity indications.

Eye Care

  RESTASIS® net revenues in the first quarter of 2018 were $255.8 million, a decrease of 17.2 percent versus the prior year quarter. Demand growth of four percent was offset by trade buying patterns and lower net selling prices.
  OZURDEX® net revenues in the first quarter of 2018 increased 13.3 percent from the prior year quarter to $25.5 million, driven by continued strong demand.

U.S. General Medicine
U.S. General Medicine net revenues in the first quarter 2018 were $1.2 billion, a decrease of 9.1 percent versus the prior year quarter, impacted by lower revenues from NAMENDA XR ®, ESTRACE®, MINASTRIN® and ASACOL® due to generic competition, offset by strong growth from VRAYLAR®, LINZESS®, Lo LOESTRIN® and anti-infectives including AVYCAZ®. Segment gross margin for the first quarter of 2018 decreased to 85.1 percent. Selling and marketing expenses in the segment were $225.5 million, a decrease of 25.5 percent versus the prior year quarter, due to a decrease in promotional expenses and sales force expense reductions due to previous restructurings. Segment contribution for the first quarter 2018 was $776.7 million.

Central Nervous System

  VRAYLAR® net revenues grew 57.5 percent in the first quarter of 2018 from the prior year quarter to $84.4 million, due to increased promotional effort.
  NAMENDA XR® net revenues in the first quarter of 2018 were $40.5 million, a decrease of 66.8 percent versus the prior year quarter, impacted by loss of patent exclusivity for NAMENDA XR® in February 2018.

Gastrointestinal, Women's Health & Diversified Brands

  LINZESS® net revenues in the first quarter of 2018 were $159.3 million, an increase of 7.9 percent versus the prior year quarter.
  Lo LOESTRIN® net revenues in the first quarter of 2018 were $114.6 million, an increase of 14.8 percent versus the prior year quarter.
  BYSTOLIC®/BYVALSON® net revenues in the first quarter of 2018 were $132.8 million, compared to $139.8 million in the prior year quarter.

International
International net revenues in the first quarter of 2018 were $864.0 million, an increase of 9.0 percent versus the prior year quarter excluding foreign exchange impact, driven by growth in Medical Aesthetics, Eye Care and BOTOX® Therapeutic. Segment gross margin for the first quarter of 2018 was 86.0 percent. Segment contribution was $466.0 million.

Facial Aesthetics

  BOTOX® Cosmetic net revenues in the first quarter of 2018 were $148.6 million, an increase of 15.3 percent versus the prior year quarter excluding foreign exchange impact, driven by continued strong growth in all regions.
  JUVÉDERM® Collection net revenues in the first quarter of 2018 were $146.1 million, an increase of 11.0 percent versus the prior year quarter excluding foreign exchange impact, reflecting continued strong growth in Latin America/Canada and Asia Pacific/Middle East/Africa.

Eye Care

  LUMIGAN®/GANFORT® net revenues in the first quarter of 2018 were $100.4 million, an increase of 5.5 percent versus the prior year quarter excluding foreign exchange impact, reflecting growth across all regions.
  OZURDEX® net revenues in the first quarter of 2018 were $64.4 million, up 12.5 percent versus the prior year quarter excluding foreign exchange impact, reflecting continued strong growth in Europe and Asia Pacific/Middle East/Africa.

Botox Therapeutic

  BOTOX® Therapeutic net revenues in the first quarter of 2018 were $96.2 million, an increase of 8.5 percent versus the prior year quarter excluding foreign exchange impact, reflecting strong growth in Europe and Latin America/Canada.

PIPELINE UPDATE

Allergan R&D continues to deliver on its pipeline. Key development highlights included:

Regulatory Milestones & Clinical Updates

  Allergan announced positive top line results in the second of two pivotal phase 3 clinical trials evaluating Ubrogepant - an oral CGRP receptor antagonist for the acute treatment of migraine. The results from the ACHIEVE I (UBR-MD-01) and ACHIEVE II (UBR-MD-02) studies support the efficacy, safety and tolerability profile of Ubrogepant. Allergan anticipates filing of a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) in 2019.
  Allergan plc and Gedeon Richter plc announced positive topline results from the third of three pivotal trials of Cariprazine in bipolar I depression. Allergan plans to include data from all three pivotal trials in the Company's Supplemental New Drug Application (sNDA) to the FDA in the second half of 2018. Cariprazine is currently approved in the U.S. under the brand name VRAYLAR® for the treatment of schizophrenia in adults, and acute treatment of manic or mixed episodes associated with bipolar I disorder in adults.
  Allergan was notified by the FDA that the PDUFA target action date of the NDA for ESMYA® (Ulipristal Acetate) has been extended to August 2018.
  Allergan and Medicines360 announced that the FDA accepted for filing the companies' sNDA for LILETTA® (Levonorgestrel-releasing Intrauterine System) 52 mg to potentially extend the duration of use for the prevention of pregnancy from up to four years to up to five years.
  Allergan announced the launch of OZURDEX® (Dexamethasone Intravitreal Implant 0.7 mg) in China for the treatment of adult patients with macular edema secondary to retinal vein occlusion (RVO). OZURDEX® is the first approved intravitreal injection for RVO in China.

SECOND QUARTER AND FULL YEAR 2018 CONTINUING OPERATIONS GUIDANCE

	Previous Guidance		Current Guidance
	Twelve Months Ending December 31, 2018		Twelve Months Ending December 31, 2018
Full Year 2018	GAAP	NON-GAAP	GAAP	NON-GAAP

Total Net Revenues	~$15.0 - $15.3 billion	~$15.0 - $15.3 billion	~$15.150 - $15.350 billion	~$15.150 - $15.350 billion
Gross Margin (as a % of revenues)	~ 85.5% - 86.0%	~ 85.5% - 86.0%	~ 85.5% - 86.0%	~ 85.5% - 86.0%
SG&A Expense	~$4.350 billion	~$4.250 billion	~$4.350 billion	~$4.250 billion
R&D Expense	~$1.9 billion	~$1.5 billion	~$2.1 billion	~$1.5 billion
Net Interest Expense/Other Income (Expense)	~ 900.0 million	~ 900.0 million	~ 900.0 million	~ 900.0 million
Tax Rate	~ 40%	~ 14%	~ 50%	~ 14%
Net Income / (Loss) Per Share[1]	~ $(2.27) - $(1.52)	~ $15.25 - $16.00	~ $(2.81) - $(2.20)	~ $15.65 - $16.25
Average 2018 Share Count[2]	~ 344.0 million	~ 350.0 million	~ 339.0 million	~ 345.0 million
Cash Flow from Operations	$4.7 - $5.0 billion	N/A	~$5.0 billion	N/A

Three Months Ending June 30, 2018
Quarter Ending June 30, 2018 Select Guidance			GAAP	NON-GAAP

Total Net Revenues			~$3.850 - $4.000 billion	~$3.850 - $4.000 billion
Net Income / (Loss) Per Share			~ $(0.69) - $(0.49)	~ $4.00 - $4.20

1  GAAP represents EPS for ordinary shareholders. GAAP (loss) per share includes the impact of amortization of approximately $6.5 billion, IPR&D impairments and asset sales and impairments, net of $730.0 million, loss on Teva securities of $77.7 million and dividends on preferred shares through the date of conversion into ordinary shares. Non-GAAP represents performance net income per share.

2 GAAP EPS shares do not include dilution of shares as earnings are a net loss.  As such, the dilution impact of preferred share conversion and outstanding equity awards is not included in the forecasted shares.

FIRST QUARTER 2018 CONFERENCE CALL AND WEBCAST DETAILS
Allergan will host a conference call and webcast today, Monday, April 30, at 8:30 a.m. Eastern Time to discuss its first quarter 2018 results. The dial-in number to access the call is U.S./Canada (877) 251-7980, International (706) 643-1573, and the conference ID is 67781149. A taped replay of the conference call will also be available beginning approximately two hours after the call's conclusion, and will remain available through 11:30 p.m. Eastern Time on May 30, 2018. The replay may be accessed by dialing (855) 859-2056 or (404) 537-3406 and entering the conference ID 67781149.

To access the live webcast, please visit Allergan's Investor Relations website at https://www.allergan.com/investors/events-presentations. A replay of the webcast will also be available.

Allergan Contacts:
Investors:
Daphne Karydas	(862) 261-8006
Karina Calzadilla	(862) 261-7328
Media:
Amy Rose	(862) 289-3072

About Allergan plc

Allergan plc (NYSE: AGN), headquartered in Dublin, Ireland, is a bold, global pharmaceutical leader. Allergan is focused on developing, manufacturing and commercializing branded pharmaceutical, device, biologic, surgical and regenerative medicine products for patients around the world.

Allergan markets a portfolio of leading brands and best-in-class products for the central nervous system, eye care, medical aesthetics and dermatology, gastroenterology, women's health, urology and anti-infective therapeutic categories.

Allergan is an industry leader in Open Science, a model of research and development, which defines our approach to identifying and developing game-changing ideas and innovation for better patient care. With this approach, Allergan has built one of the broadest development pipelines in the pharmaceutical industry.

Allergan's success is powered by our global colleagues' commitment to being Bold for Life. Together, we build bridges, power ideas, act fast and drive results for our customers and patients around the world by always doing what is right.

With commercial operations in approximately 100 countries, Allergan is committed to working with physicians, healthcare providers and patients to deliver innovative and meaningful treatments that help people around the world live longer, healthier lives every day.

For more information, visit Allergan's website at www.Allergan.com.

Forward-Looking Statement

Statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Allergan's current perspective on existing trends and information as of the date of this release. Actual results may differ materially from Allergan's current expectations depending upon a number of factors affecting Allergan's business. These factors include, among others, the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; market acceptance of and continued demand for Allergan's products; the impact of uncertainty around timing of generic entry related to key products, including RESTASIS®, on our financial results; uncertainty associated with financial projections, projected cost reductions, projected synergies, restructurings, increased costs, and adverse tax consequences; difficulties or delays in manufacturing; and other risks and uncertainties detailed in Allergan's periodic public filings with the Securities and Exchange Commission, including but not limited to Allergan's Annual Report on Form 10-K for the year ended December 31, 2017. Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements.

The following presents Allergan plc's statement of operations for the three months ended March 31, 2018 and 2017:
Table 1
ALLERGAN PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Three Months Ended
	March 31,
	2018	2017
Net revenues	$3,672.1	$3,572.9

Operating expenses:
Cost of sales (excludes amortization and impairment of acquired intangibles including product rights)	522.8	450.4
Research and development	474.7	759.9
Selling, general and administrative	1,095.9	1,185.2
Amortization	1,697.6	1,736.0
In-process research and development impairments	522.0	340.0
Asset sales and impairments, net	13.1	7.4
Total operating expenses	4,326.1	4,478.9
Operating (loss)	(654.0)	(906.0)

Non-operating income (expense):
Interest income	17.3	25.3
Interest (expense)	(250.6)	(289.7)
Other income (expense), net	(78.8)	(1,922.8)
Total other income (expense), net	(312.1)	(2,187.2)
(Loss) before income taxes and noncontrolling interest	(966.1)	(3,093.2)
(Benefit) for income taxes	(682.2)	(532.1)
(Loss) from continuing operations, net of tax	(283.9)	(2,561.1)
(Loss) from discontinued operations, net of tax	-	(3.1)
Net (loss)	(283.9)	(2,564.2)
(Income) attributable to noncontrolling interest	(2.2)	(1.0)
Net (loss) attributable to shareholders	(286.1)	(2,565.2)
Dividends on preferred shares	46.4	69.6
Net (loss) attributable to ordinary shareholders	$(332.5)	$(2,634.8)

(Loss) per share attributable to ordinary shareholders - basic:
Continuing operations	$(0.99)	$(7.85)
Discontinued operations	-	(0.01)
Net (loss) per share - basic	$(0.99)	$(7.86)
(Loss) per share attributable to ordinary shareholders - diluted:
Continuing operations	$(0.99)	$(7.85)
Discontinued operations	-	(0.01)
Net (loss) per share - diluted	$(0.99)	$(7.86)

Dividends per ordinary share	$0.72	$0.70

Weighted average shares outstanding:
Basic	334.6	335.1
Diluted	334.6	335.1

The following table details Allergan plc's product revenue for significant promoted products globally, within the U.S. and international for the three months ended March 31, 2018 and 2017.
Table 2
ALLERGAN PLC
NET REVENUES TOP GLOBAL PRODUCTS
(Unaudited; in millions)

	Three Months Ended March 31, 2018					Three Months Ended March 31, 2017					Movement
	US Specialized Therapeutics	US General Medicine	International	Corporate	Total	US Specialized Therapeutics	US General Medicine	International	Corporate	Total	Total Change	Total Change Percentage

Botox®	$572.5	$-	$244.8	$-	$817.3	$509.4	$-	$204.6	$-	$714.0	$103.3	14.5%
Restasis®	255.8	-	18.3	-	274.1	308.8	-	13.9	-	322.7	(48.6)	(15.1)%
Juvederm Collection	122.8	-	146.1	-	268.9	119.8	-	122.2	-	242.0	26.9	11.1%
Lumigan®/Ganfort®	66.8	-	100.4	-	167.2	74.3	-	85.9	-	160.2	7.0	4.4%
Linzess®/Constella®	-	159.3	5.6	-	164.9	-	147.6	4.9	-	152.5	12.4	8.1%
Bystolic® /Byvalson®	-	132.8	0.5	-	133.3	-	139.8	0.6	-	140.4	(7.1)	(5.1)%
Alphagan®/Combigan®	84.2	-	44.2	-	128.4	86.4	-	42.3	-	128.7	(0.3)	(0.2)%
Eye Drops	46.2	-	68.8	-	115.0	47.8	-	65.3	-	113.1	1.9	1.7%
Lo Loestrin®	-	114.6	-	-	114.6	-	99.8	-	-	99.8	14.8	14.8%
Breast Implants	60.7	-	44.1	-	104.8	54.3	-	37.6	-	91.9	12.9	14.0%
Alloderm ®	99.5	-	2.2	-	101.7	54.1	-	1.2	-	55.3	46.4	83.9%
Ozurdex ®	25.5	-	64.4	-	89.9	22.5	-	51.1	-	73.6	16.3	22.1%
Vraylar®	-	84.4	-	-	84.4	-	53.6	-	-	53.6	30.8	57.5%
Viibryd®/Fetzima®	-	71.7	1.5	-	73.2	-	72.5	0.4	-	72.9	0.3	0.4%
Coolsculpting Consumables	53.4	-	8.1	-	61.5	-	-	-	-	-	61.5	n.a.
Carafate ® /Sulcrate ®	-	56.0	0.7	-	56.7	-	58.7	0.7	-	59.4	(2.7)	(4.5)%
Zenpep®	-	52.9	-	-	52.9	-	46.5	-	-	46.5	6.4	13.8%
Asacol®/Delzicol®	-	38.2	11.7	-	49.9	-	57.6	12.1	-	69.7	(19.8)	(28.4)%
Armour Thyroid	-	48.2	-	-	48.2	-	37.3	-	-	37.3	10.9	29.2%
Canasa®/Salofalk®	-	38.6	4.2	-	42.8	-	38.3	4.4	-	42.7	0.1	0.2%
Namenda XR®	-	40.5	-	-	40.5	-	122.0	-	-	122.0	(81.5)	(66.8)%
Coolsculpting Systems & Add On Applicators	33.7	-	1.1	-	34.8	-	-	-	-	-	34.8	n.a.
Viberzi®	-	35.9	0.1	-	36.0	-	31.5	-	-	31.5	4.5	14.3%
Namzaric®	-	33.4	-	-	33.4	-	23.6	-	-	23.6	9.8	41.5%
Saphris®	-	32.7	-	-	32.7	-	37.3	-	-	37.3	(4.6)	(12.3)%
Teflaro®	-	32.2	-	-	32.2	-	30.6	-	-	30.6	1.6	5.2%
Rapaflo®	22.8	-	1.2	-	24.0	25.9	-	2.0	-	27.9	(3.9)	(14.0)%
Avycaz®	-	21.8	-	-	21.8	-	11.3	-	-	11.3	10.5	92.9%
Savella®	-	19.9	-	-	19.9	-	24.3	-	-	24.3	(4.4)	(18.1)%
SkinMedica®	18.1	-	1.6	-	19.7	28.0	-	-	-	28.0	(8.3)	(29.6)%
Latisse®	13.8	-	2.2	-	16.0	13.6	-	1.9	-	15.5	0.5	3.2%
Aczone®	16.0	-	0.1	-	16.1	40.6	-	-	-	40.6	(24.5)	(60.3)%
Lexapro®	-	14.7	-	-	14.7	-	13.4	-	-	13.4	1.3	9.7%
Dalvance®	-	11.9	-	-	11.9	-	9.6	-	-	9.6	2.3	24.0%
Kybella® /Belkyra®	8.2	-	1.4	-	9.6	15.1	-	1.5	-	16.6	(7.0)	(42.2)%
Tazorac®	9.4	-	0.2	-	9.6	23.4	-	0.2	-	23.6	(14.0)	(59.3)%
Liletta®	-	8.1	-	-	8.1	-	7.2	-	-	7.2	0.9	12.5%
Estrace® Cream	-	6.4	-	-	6.4	-	73.4	-	-	73.4	(67.0)	(91.3)%
Minastrin® 24	-	5.2	-	-	5.2	-	41.1	-	-	41.1	(35.9)	(87.3)%
Enablex®	-	0.8	-	-	0.8	-	0.9	-	-	0.9	(0.1)	(11.1)%
Namenda® IR	-	0.1	-	-	0.1	-	0.1	-	-	0.1	-	0.0%
Other Products Revenues	69.2	163.4	90.5	5.8	328.9	58.0	167.8	84.5	7.8	318.1	10.8	3.4%
Total Net Revenues	$1,578.6	$1,223.7	$864.0	$5.8	3,672.1	$1,482.0	$1,345.8	$737.3	$7.8	3,572.9	$99.2	2.8%

The following table presents Allergan plc's Condensed Consolidated Balance Sheets as of March 31, 2018 and December 31, 2017.
Table 3
ALLERGAN PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)
	March 31,	December 31,
	2018	2017

Assets
Cash and cash equivalents	$994.8	$1,817.2
Marketable securities	1,037.4	4,632.1
Accounts receivable, net	2,639.2	2,899.0
Inventories	948.4	904.5
Prepaid expenses and other current assets	773.5	1,123.9
Assets held for sale	71.8	81.6
Property, plant and equipment, net	1,769.5	1,785.4
Investments and other assets	1,160.7	587.0
Product rights and other intangibles	52,566.5	54,648.3
Goodwill	50,059.5	49,862.9
Total assets	$112,021.3	$118,341.9

Liabilities & Equity
Current liabilities	$5,189.8	$5,616.3
Current and long-term debt and capital leases	26,562.6	30,075.3
Deferred income taxes and other liabilities	7,922.9	8,813.2
Total equity	72,346.0	73,837.1
Total liabilities and equity	$112,021.3	$118,341.9

The following table presents Allergan plc's Consolidated Statements of Cash Flows for the three months ended March 31, 2018 and 2017.
Table 4
ALLERGAN PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)
	Three Months Ended March 31,
	2018	2017
Cash Flows From Operating Activities:
Net (loss)	$(283.9)	$(2,564.2)
Reconciliation to net cash provided by operating activities:
Depreciation	56.1	41.6
Amortization	1,697.6	1,736.0
Provision for inventory reserve	14.2	23.9
Share-based compensation	72.5	62.7
Deferred income tax benefit	(1,026.4)	(712.8)
In-process research and development impairments	522.0	340.0
Loss on asset sales and impairments, net	13.1	7.4
Net income impact of determining that the loss on investment of Teva securities is other-than- temporary	-	1,978.0
Loss on Teva securities	77.7	-
Amortization of inventory step up	-	27.9
Amortization of deferred financing costs	6.3	6.7
Contingent consideration adjustments, including accretion	5.3	30.7
Other, net	6.5	(18.8)
Changes in assets and liabilities (net of effects of acquisitions):
Decrease / (increase) in accounts receivable, net	259.1	53.2
Decrease / (increase) in inventories	(52.7)	(50.5)
Decrease / (increase) in prepaid expenses and other current assets	(0.6)	2.5
Increase / (decrease) in accounts payable and accrued expenses	(231.6)	(363.7)
Increase / (decrease) in income and other taxes payable	336.6	123.8
Increase / (decrease) in other assets and liabilities	(13.5)	(1.1)
Net cash provided by operating activities	1,458.3	723.3
Cash Flows From Investing Activities:
Additions to property, plant and equipment	(46.4)	(33.2)
Additions to product rights and other intangibles	-	(346.3)
Additions to investments	(1,455.9)	(6,387.9)
Proceeds from sale of investments and other assets	4,889.5	9,655.3
Payments to settle Teva related matters	(466.0)	-
Proceeds from sales of property, plant and equipment	11.1	0.7
Acquisitions of businesses, net of cash acquired	-	(2,874.4)
Net cash provided by investing activities	2,932.3	14.2
Cash Flows From Financing Activities:
Proceeds from borrowings on long-term indebtedness, including credit facility	709.0	-
Proceeds from Forward Sale of Teva securities	372.3	-
Payments on debt, including capital lease obligations	(4,322.1)	(1,015.9)
Proceeds from stock plans	35.5	52.6
Other financing, including contingent consideration	(9.3)	(76.3)
Payments to settle Teva related matters	(234.0)	-
Repurchase of ordinary shares	(1,439.6)	(29.5)
Dividends	(319.5)	(305.8)
Net cash (used in) financing activities	(5,207.7)	(1,374.9)
Effect of currency exchange rate changes on cash and cash equivalents	(5.3)	6.3
Net (decrease) in cash and cash equivalents	(822.4)	(631.1)
Cash and cash equivalents at beginning of period	1,817.2	1,724.0
Cash and cash equivalents at end of period	$994.8	$1,092.9

Non-GAAP performance net income per share is used by management as one of the primary metrics in evaluating the Company's performance.  We believe that Non-GAAP performance net income per share enhances the comparability of our results between periods and provides additional information and transparency to investors on adjustments and other items that are not indicative of the Company's current and future operating performance.  These are the financial measures used by our management team to evaluate our operating performance and make day to day operating decisions.  We define non-GAAP adjustments to the reported GAAP measures as GAAP results adjusted for the following net of tax: (i) amortization expenses, (ii) global supply chain and operational excellence initiatives or other restructurings of a similar nature, (iii) acquisition, divestiture, integration and licensing charges, (iv) accretion and fair market value adjustments on contingent liabilities, (v) impairment/asset sales and related costs, including the exclusion of discontinued operations, (vi) legal settlements and (vii) other unusual charges or expenses.  Non-GAAP performance net income per share is not, and should not be viewed as, a substitute for reported GAAP continuing operations loss per share.  The Company has consistently excluded amortization of all intangible assets, including the product rights that generate a significant portion of our ongoing revenue. The Company's total accumulated amortization, including impairments of currently marketed products, related to our intangible assets as of March 31, 2018 and December 31, 2017 was $27.5 billion and $25.8 billion, respectively, and is expected to continue to be a material non-GAAP adjustment.  The following table presents Allergan plc's GAAP to Non-GAAP adjustments for the three months ended March 31, 2018 and 2017:

Table 5
ALLERGAN PLC
GAAP TO NON-GAAP ADJUSTMENTS
(Unaudited; in millions)

	Three Months Ended March 31, 2018
	Net Revenue	COGS	Research & Development	Selling & Marketing	General & Administrative	Amortization	Asset sales and Impairments, net	Interest expense, net	Other income (expense)	Income taxes
GAAP	$3,672.1	$522.8	$474.7	$800.0	$295.9	$1,697.6	$535.1	$(233.3)	$(78.8)	$(682.2)

Purchase accounting impact on stock-based compensation for acquired awards	-	(1.1)	(2.8)	(4.3)	(1.6)	-	-	-	-	-
Severance due to integration of acquired entities	-	-	-	(0.7)	(0.5)	-	-	-	-	-
Non-acquisition related severance and restructuring	-	(12.6)	(0.6)	(10.3)	(7.3)	-	(13.6)	-	-	-
Costs associated with disposed businesses	-	(0.5)	-	-	(2.6)	-	-	-	-	-
Integration charges of acquired businesses	-	-	(0.2)	(0.2)	(10.7)	-	-	-	-	-
Milestones and upfront expenses for asset acquisitions
Chase Pharmaceuticals Corporation	-	-	(75.0)	-	-	-	-	-	-	-
Repros Therapeutics, Inc.	-	-	(33.2)	-	-	-	-	-	-	-
Other	-	-	(5.2)	-	-	-	-	-	-	-
Accretion and fair-value adjustments to contingent consideration	-	(3.4)	(1.9)	-	-	-	-	-	-	-
Non-cash amortization of debt premium recognized in purchase accounting	-	-	-	-	-	-	-	(4.8)	-	-
Impairment of RORyt IPR&D product	-	-	-	-	-	-	(522.0)	-	-	-
Asset sales and impairments, other	-	-	-	-	-	-	0.5	-	-	-
Loss on Teva securities	-	-	-	-	-	-	-	-	77.7	-
Litigation settlement related charges	-	-	-	-	(10.3)	-	-	-	-	-
Other adjustments	-	-	-	-	1.3	(1,697.6)	-	-	-	-
Income taxes on pre-tax adjustments	-	-	-	-	-	-	-	-	-	437.8
Discrete income tax events	-	-	-	-	-	-	-	-	-	459.6

Non-GAAP Adjusted	$3,672.1	$505.2	$355.8	$784.5	$264.2	$-	$-	$(238.1)	$(1.1)	$215.2

ALLERGAN PLC
GAAP TO NON-GAAP ADJUSTMENTS
(Unaudited; in millions)

	Three Months Ended March 31, 2017
	Net Revenue	COGS	Research & Development	Selling & Marketing	General & Administrative	Amortization	Asset sales and Impairments, net	Interest expense, net	Other income (expense)	Income taxes
GAAP	$3,572.9	$450.4	$759.9	$869.1	$316.1	$1,736.0	$347.4	$(264.4)	$(1,922.8)	$(532.1)

Impact of selling through purchase accounting mark-up on acquired inventory	-	(27.9)	-	-	-	-	-	-	-	-
Expenditures incurred with the Pfizer transaction	-	(2.0)	(2.4)	(5.6)	(10.5)	-	-	-	-	-
Purchase accounting impact on stock- based compensation for acquired awards	-	(1.0)	(5.6)	(9.4)	(6.0)	-	-	-	-	-
Severance due to integration of acquired entities and other restructuring programs	-	(0.3)	(0.6)	(9.7)	(3.8)	-	-	-	-	-
Costs associated with disposed businesses	-	-	-	-	(8.1)	-	-	-	-	-
Integration charges of acquired businesses	-	(0.5)	(0.9)	(0.4)	(27.0)	-	-	-	-	-
Milestones and upfront expenses for asset acquisitions
Assembly Biosciences, Inc.	-	-	(50.0)	-	-	-	-	-	-	-
Lysosomal Therapeutics, Inc.	-	-	(145.0)	-	-	-	-	-	-	-
Editas Medicine Inc.	-	-	(90.0)	-	-	-	-	-	-	-
Other	-	-	(6.1)	-	-	-	-	-	-	-
Accretion and fair-value adjustments to contingent consideration	-	35.5	(66.2)	-	-	-	-	-	-	-
Net income impact of determining that the loss on investment of Teva securities is other-than-temporary	-	-	-	-	-	-	-	-	1,978.0	-
Non-cash amortization of debt premium recognized in purchase accounting	-	-	-	-	-	-	-	(10.3)	-	-
Termination of agreement for SER-120	-	-	-	-	-	-	(147.4)	-	-	-
Decrease in realization of certain R&D projects acquired in the Warner Chilcott acquisition	-	-	-	-	-	-	(200.0)	-	-	-
Settlement of Naurex, Inc. agreement	-	-	-	-	-	-	-	-	(20.0)	-
Litigation settlement related charges	-	-	-	-	1.1	-	-	-	-	-
Other adjustments	-	1.1	0.8	(0.8)	0.9	(1,736.0)	-	-	(0.1)	-
Income taxes on pre-tax adjustments	-	-	-	-	-	-	-	-	-	686.0
Discrete income tax events	-	-	-	-	-	-	-	-	-	27.5

Non-GAAP Adjusted	$3,572.9	$455.3	$393.9	$843.2	$262.7	$-	$-	$(274.7)	$35.1	$181.4

The non-GAAP income tax expense is determined based on our pre-tax income, adjusted for non-GAAP items on a jurisdiction by jurisdiction basis. The non-GAAP effective tax rate in the three months ended March 31, 2018 was impacted by U.S. income taxed at rates higher than the Irish statutory rate, partially offset by income earned in jurisdictions with tax rates lower than the Irish statutory rate.

The non-GAAP effective tax rate for the three months ended March 31, 2018 excludes a net discrete tax benefit of approximately $459.6 related to the tax effects of restructuring activities, share-based compensation and other individually insignificant items.

The following table presents a reconciliation of Allergan plc's reported net income / (loss) from continuing operations attributable to shareholders and diluted earnings per share to non-GAAP performance net income and non-GAAP performance net income per share for the three months ended March 31, 2018 and 2017:

Table 6
ALLERGAN PLC
RECONCILIATION TABLE
(Unaudited; in millions except per share amounts)

	Three Months Ended
	March 31,
	2018	2017

GAAP to Non-GAAP Performance net income calculation

GAAP (loss) from continuing operations attributable to shareholders	$(286.1)	$(2,562.1)
Adjusted for:
Amortization	1,697.6	1,736.0
Acquisition, divestiture and licensing charges	210.2	2,358.4
Accretion and fair-value adjustments to contingent consideration	5.3	30.7
Impairment/asset sales and related costs	535.1	347.4
Non-recurring losses / (gains)	-	-
Non-acquisition restructurings, including Global Supply Chain initiatives	30.8	-
Legal settlements	10.3	(1.1)
Income taxes on items above and other discrete income tax adjustments	(897.4)	(713.5)
Non-GAAP performance net income attributable to shareholders	$1,305.8	$1,195.8

Diluted earnings per share

Diluted (loss) per share from continuing operations attributable to shareholders- GAAP	$(0.86)	$(7.65)

Non-GAAP performance net income per share attributable to shareholders	$3.74	$3.35

Basic weighted average ordinary shares outstanding	334.6	335.1
Effect of dilutive securities:
Dilutive shares	14.1	22.2
Diluted weighted average ordinary shares outstanding	348.7	357.3

We define adjusted EBITDA as an amount equal to consolidated net income / (loss) from continuing operations attributable to shareholders for such period adjusted for the following: (i) interest expense, (ii) interest income, (iii) (benefit) for income taxes, (iv) depreciation and amortization expenses, (v) stock-based compensation expense, (vi) asset impairment charges and losses / (gains) and expenses associated with the sale of assets, including the exclusion of discontinued operations, (vii) business restructuring charges associated with Allergan's global supply chain and operational excellence initiatives or other restructurings of a similar nature, (viii) costs and charges associated with the acquisition and divestitures of businesses and assets including, but not limited to, milestone payments, integration charges, other charges associated with the revaluation of assets or liabilities and charges associated with the revaluation of acquisition related contingent liabilities that are based in whole or in part on future estimated cash flows, (ix) litigation charges and settlements and (x) other unusual charges or expenses. We define non-GAAP adjusted operating income as adjusted EBITDA including depreciation and certain stock-based compensation charges and excluding dividend income and other-than-temporary investment impairments included within other income (expense), net.

The following table presents a reconciliation of Allergan plc's reported net income / (loss) from continuing operations attributable to shareholders for the three months ended March 31, 2018 and 2017 to adjusted EBITDA and adjusted operating income:

Table 7
ALLERGAN PLC
ADJUSTED EBITDA and ADJUSTED OPERATING INCOME, RECONCILIATION TABLE
(Unaudited; in millions)

	Three Months Ended
	March 31,
	2018	2017

GAAP (loss) from continuing operations attributable to shareholders	$(286.1)	$(2,562.1)
Plus:
Interest expense	250.6	289.7
Interest income	(17.3)	(25.3)
(Benefit) for income taxes	(682.2)	(532.1)
Depreciation	56.1	41.6
Amortization	1,697.6	1,736.0
EBITDA	$1,018.7	$(1,052.2)
Adjusted for:
Acquisition, divestiture and licensing charges	197.0	2,346.7
Impairment/asset sales and related costs	535.1	347.4
Non-recurring (gain) / losses	-	-
Non-acquisition restructurings, including Global Supply Chain initiatives	30.8	-
Legal settlements	10.3	(1.1)
Accretion and fair-value adjustments to contingent consideration	5.3	30.7
Share-based compensation including cash settlements	72.5	62.7
Adjusted EBITDA	$1,869.7	$1,734.2
Adjusted for:
Depreciation	(56.1)	(41.6)
Dividend income	-	(34.1)
Share-based compensation not related to restructuring charges and purchase accounting impact on stock-based compensation for acquired awards	(54.5)	(40.7)
Adjusted Operating Income	$1,759.1	$1,617.8

The following table details Allergan plc's segment contribution reconciled to the non-GAAP contribution for the same financial statement line items for the three months ended March 31, 2018 and 2017.

										Table 8
ALLERGAN PLC
Segment Contribution to Non-GAAP Allergan plc Contribution
(Unaudited; $ in millions)

	Three Months Ended March 31, 2018					Three Months Ended March 31, 2017
	US Specialized Therapeutics Segment	US General Medicine Segment	International Segment	Corporate	Total Company	US Specialized Therapeutics Segment	US General Medicine Segment	International Segment	Corporate	Total Company
Net revenues	$1,578.6	$1,223.7	$864.0	$5.8	$3,672.1	$1,482.0	$1,345.8	$737.3	$7.8	$3,572.9
Operating expenses:
Cost of sales(1)	134.2	182.6	120.9	67.5	505.2	89.2	194.5	100.3	71.3	455.3
Selling and marketing	313.2	225.5	245.7	0.1	784.5	330.4	302.5	209.5	0.8	843.2
General and administrative	50.2	38.9	31.4	143.7	264.2	44.8	40.7	29.9	147.3	262.7
Segment contribution	$1,081.0	$776.7	$466.0	$(205.5)	$2,118.2	$1,017.6	$808.1	$397.6	$(211.6)	$2,011.7
Segment margin	68.5%	63.5%	53.9%	n.m.	57.7%	68.7%	60.0%	53.9%	n.m.	56.3%
Segment gross margin(2)	91.5%	85.1%	86.0%	n.m.	86.2%	94.0%	85.5%	86.4%	n.m.	87.3%

Included within our corporate function are shared costs, including above site and unallocated costs associated with running our global manufacturing facilities, corporate general and administrative expenses and corporate initiatives.

(1) Excludes amortization and impairment of acquired intangibles including product rights.
(2) Defined as net revenues less segment related cost of sales as a percentage of net revenues.

The following table details Allergan plc's product revenue for significant promoted products and segment contribution within the US Specialized Therapeutics segment for the three months ended March 31, 2018 and 2017.

Table 9
ALLERGAN PLC
US Specialized Therapeutics Product Revenue
(Unaudited; in millions)

	Three Months Ended March 31,		Change
	2018	2017	Dollars	%
Total Eye Care	$491.1	$553.1	$(62.0)	(11.2)%
Restasis®	255.8	308.8	(53.0)	(17.2)%
Alphagan®/Combigan®	84.2	86.4	(2.2)	(2.5)%
Lumigan®/Ganfort®	66.8	74.3	(7.5)	(10.1)%
Ozurdex®	25.5	22.5	3.0	13.3%
Eye Drops	46.2	47.8	(1.6)	(3.3)%
Other Eye Care	12.6	13.3	(0.7)	(5.3)%
Total Medical Aesthetics	635.6	490.1	145.5	29.7%
Facial Aesthetics	327.7	318.7	9.0	2.8%
Botox® Cosmetics	196.7	183.8	12.9	7.0%
Juvederm Collection	122.8	119.8	3.0	2.5%
Kybella®	8.2	15.1	(6.9)	(45.7)%
Plastic Surgery	60.7	54.3	6.4	11.8%
Breast Implants	60.7	54.3	6.4	11.8%
Other Plastic Surgery	-	-	-	n.a.
Regenerative Medicine	128.2	75.5	52.7	69.8%
Alloderm®	99.5	54.1	45.4	83.9%
Other Regenerative Medicine	28.7	21.4	7.3	34.1%
Body Contouring	87.1	-	87.1	n.a.
Coolsculpting® Systems & Add On Applicators	33.7	-	33.7	n.a.
Coolsculpting® Consumables	53.4	-	53.4	n.a.
Skin Care	31.9	41.6	(9.7)	(23.3)%
SkinMedica®	18.1	28.0	(9.9)	(35.4)%
Latisse®	13.8	13.6	0.2	1.5%
Total Medical Dermatology	54.0	86.6	(32.6)	(37.6)
Botox® Hyperhidrosis	17.3	16.8	0.5	3.0%
Aczone®	16.0	40.6	(24.6)	(60.6)%
Tazorac®	9.4	23.4	(14.0)	(59.8)%
Other Medical Dermatology	11.3	5.8	5.5	94.8%
Total Neuroscience & Urology	381.3	334.7	46.6	13.9%
Botox® Therapeutics	358.5	308.8	49.7	16.1%
Rapaflo®	22.8	25.9	(3.1)	(12.0)%
Other Neuroscience & Urology	-	-	-	n.a.
Other Revenues	16.6	17.5	(0.9)	(5.1)%
Net revenues	$1,578.6	$1,482.0	$96.6	6.5%

Operating expenses:
Cost of sales(1)	134.2	89.2	45.0	50.4%
Selling and marketing	313.2	330.4	(17.2)	(5.2)%
General and administrative	50.2	44.8	5.4	12.1%
Segment contribution	$1,081.0	$1,017.6	$63.4	6.2%
Segment margin	68.5%	68.7%		(0.2)%
Segment gross margin(2)	91.5%	94.0%		(2.5)%
(1) Excludes amortization and impairment of acquired intangibles including product rights.
(2) Defined as net revenues less segment related cost of sales as a percentage of net revenues.

The following table details Allergan plc's product revenue for significant promoted products and segment contribution within the US General Medicine segment for the three months ended March 31, 2018 and 2017.

Table 10
ALLERGAN PLC
US General Medicine Product Revenue
(Unaudited; in millions)

	Three Months Ended March 31,		Change
	2018	2017	Dollars	%
Total Central Nervous System (CNS)	$262.8	$309.1	$(46.3)	(15.0)%
Vraylar®	84.4	53.6	30.8	57.5%
Viibryd®/Fetzima®	71.7	72.5	(0.8)	(1.1)%
Namenda XR®	40.5	122.0	(81.5)	(66.8)%
Namzaric®	33.4	23.6	9.8	41.5%
Saphris®	32.7	37.3	(4.6)	(12.3)%
Namenda® IR	0.1	0.1	-	0.0%
Total Gastrointestinal (GI)	388.7	387.5	1.2	0.3%
Linzess®	159.3	147.6	11.7	7.9%
Carafate®/Sulcrate®	56.0	58.7	(2.7)	(4.6)%
Zenpep®	52.9	46.5	6.4	13.8%
Canasa®/Salofalk®	38.6	38.3	0.3	0.8%
Asacol®/Delzicol®	38.2	57.6	(19.4)	(33.7)%
Viberzi®	35.9	31.5	4.4	14.0%
Other GI	7.8	7.3	0.5	6.8%
Total Women's Health	163.3	244.7	(81.4)	(33.3)%
Lo Loestrin®	114.6	99.8	14.8	14.8%
Liletta®	8.1	7.2	0.9	12.5%
Estrace® Cream	6.4	73.4	(67.0)	(91.3)%
Minastrin® 24	5.2	41.1	(35.9)	(87.3)%
Other Women's Health	29.0	23.2	5.8	25.0%
Total Anti-Infectives	71.6	55.7	15.9	28.5%
Teflaro®	32.2	30.6	1.6	5.2%
Avycaz®	21.8	11.3	10.5	92.9%
Dalvance®	11.9	9.6	2.3	24.0%
Other Anti-Infectives	5.7	4.2	1.5	35.7%
Diversified Brands	274.9	299.0	(24.1)	(8.1)%
Bystolic® /Byvalson®	132.8	139.8	(7.0)	(5.0)%
Armour Thyroid	48.2	37.3	10.9	29.2%
Savella®	19.9	24.3	(4.4)	(18.1)%
Lexapro®	14.7	13.4	1.3	9.7%
Enablex®	0.8	0.9	(0.1)	(11.1)%
PacPharma	4.4	3.0	1.4	46.7%
Other Diversified Brands	54.1	80.3	(26.2)	(32.6)%
Other Revenues	62.4	49.8	12.6	25.3%
Net revenues	$1,223.7	$1,345.8	$(122.1)	(9.1)%

Cost of sales(1)	182.6	194.5	(11.9)	(6.1)%
Selling and marketing	225.5	302.5	(77.0)	(25.5)%
General and administrative	38.9	40.7	(1.8)	(4.4)%
Segment contribution	$776.7	$808.1	$(31.4)	(3.9)%
Segment margin	63.5%	60.0%		3.5%
Segment gross margin(2)	85.1%	85.5%		(0.4)%
(1) Excludes amortization and impairment of acquired intangibles including product rights.
(2) Defined as net revenues less segment related cost of sales as a percentage of net revenues.

The following table details Allergan plc's product revenue for significant promoted products and segment contribution within the International segment for the three months ended March 31, 2018 and 2017.

Table 11
ALLERGAN PLC
International Product Revenue
(Unaudited; in millions)

	Three Months Ended March 31,		Change
	2018	2017	Dollars	%
Total Eye Care	$343.7	$299.5	$44.2	14.8%
Lumigan®/Ganfort®	100.4	85.9	14.5	16.9%
Ozurdex®	64.4	51.1	13.3	26.0%
Alphagan®/Combigan®	44.2	42.3	1.9	4.5%
Optive®	27.8	27.5	0.3	1.1%
Restasis®	18.3	13.9	4.4	31.7%
Other Eye Drops	41.0	37.8	3.2	8.5%
Other Eye Care	47.6	41.0	6.6	16.1%
Total Medical Aesthetics	358.5	288.1	70.4	24.4%
Facial Aesthetics	296.1	245.9	50.2	20.4%
Botox® Cosmetics	148.6	122.2	26.4	21.6%
Juvederm Collection	146.1	122.2	23.9	19.6%
Belkyra® (Kybella®)	1.4	1.5	(0.1)	(6.7)%
Plastic Surgery	44.5	38.0	6.5	17.1%
Breast Implants	44.1	37.6	6.5	17.3%
Earfold™	0.4	0.4	-	0.0%
Regenerative Medicine	4.9	2.0	2.9	145.0%
Alloderm®	2.2	1.2	1.0	83.3%
Other Regenerative Medicine	2.7	0.8	1.9	n.m.
Body Contouring	9.2	-	9.2	n.a.
Coolsculpting® Systems & Add On Applicators	1.1	-	1.1	n.a.
Coolsculpting® Consumables	8.1	-	8.1	n.a.
Skin Care	3.8	2.2	1.6	72.7%
Botox® Therapeutics and Other	149.7	133.9	15.8	11.8%
Botox® Therapeutics	96.2	82.4	13.8	16.7%
Asacol®/Delzicol®	11.7	12.1	(0.4)	(3.3)%
Constella®	5.6	4.9	0.7	14.3%
Other Products	36.2	34.5	1.7	4.9%
Other Revenues	12.1	15.8	(3.7)	(23.4)%
Net revenues	$864.0	$737.3	$126.7	17.2%

Cost of sales(1)	120.9	100.3	20.6	20.5%
Selling and marketing	245.7	209.5	36.2	17.3%
General and administrative	31.4	29.9	1.5	5.0%
Segment contribution	$466.0	$397.6	$68.4	17.2%
Segment margin	53.9%	53.9%		0.0%
Segment gross margin(2)	86.0%	86.4%		(0.4)
(1) Excludes amortization and impairment of acquired intangibles including product rights.
(2) Defined as net revenues less segment related cost of sales as a percentage of net revenues.

The following table provides a reconciliation of anticipated GAAP loss from continuing operations to non-GAAP performance net income attributable to shareholders for the three months ending June 30, 2018 and the twelve months ending December 31, 2018:

			Table 12

	Three months ending June 30, 2018		Twelve months ending December 31, 2018
(in millions, except per share information)	LOW	HIGH	LOW	HIGH
GAAP (loss) from continuing operations attributable to shareholders	$(233.0)	$(165.0)	$(905.0)	$(700.0)
Adjusted for:
Amortization	1,700.0	1,700.0	6,500.0	6,500.0
Acquisition, divestiture, licensing and other non- recurring charges	150.0	150.0	695.0	695.0
Accretion and fair-value adjustments to contingent consideration	5.0	5.0	20.0	20.0
Impairment/asset sales and related costs	-	-	730.0	730.0
Non-recurring (gains) / losses	-	-	-	-
Non-acquisition restructurings, including Global Supply Chain initiatives	10.0	10.0	50.0	50.0
Legal settlements	-	-	10.0	10.0
Income taxes on items above and other discrete income tax adjustments	(260.0)	(260.0)	(1,700.0)	(1,700.0)
Non-GAAP performance net income attributable to shareholders	1,372.0	1,440.0	5,400.0	5,605.0

Diluted earnings per share

Diluted (loss) per share from continuing operations| attributable to shareholders- GAAP	$(0.69)	$(0.49)	$(2.67)	$(2.06)

Non-GAAP performance diluted net income per share attributable to shareholders	$4.00	$4.20	$15.65	$16.25

Basic weighted average ordinary shares outstanding	339.0	339.0	339.0	339.0
Effect of dilutive securities:
Dilutive shares	4.0	4.0	6.0	6.0
Diluted weighted average ordinary shares outstanding	343.0	343.0	345.0	345.0